Elanco Animal Health Incorporated
Replacement Performance-Based Award Agreement

This Replacement Performance-Based Award has been granted on February 12, 2019 (Grant Date”), by Elanco Animal Health Incorporated, an Indiana corporation, (“Elanco” or the “Company”) to the Eligible Individual who has received this Replacement Performance-Based Award Agreement (the “Grantee”).

Number of Shares:     Log into UBS account at
http://equity.elancodirect.com

Grantee:

Performance Levels for 40% of the Performance-Based Award Subject to Company EBIT goals:

[Intentionally Omitted]

Performance Period:    January 1, 2019- December 31, 2019

Service Vesting Date:    February 1, 2021

Table of Contents

Section 1. Grant of Replacement Performance-Based Award    3
Section 2. Vesting3
Section 3. Adjustments for Certain Employment Status Changes4
Section 4. Change in Control5
Section 5. Settlement6
Section 6. Rights of the Grantee    7
Section 7. Prohibition Against Transfer7
Section 8. Responsibility for Taxes7
Section 9. Section 409A Compliance9
Section 10. Nature of Grant9
Section 11. Data Privacy10
Section 12. Additional Terms and Conditions12
Section 13. Miscellaneous Provisions 12
Section 14. Governing Law and Venue13
Section 15. Award Subject to Acknowledgment of Acceptance14

Section 1.     Grant of Replacement Performance-Based Award

Elanco, an Indiana corporation (“Elanco” or the “Company”), has granted to the Eligible Individual who has received this Replacement Performance-Based Award Agreement (the “Grantee”) an award of performance-based restricted stock units (the “Performance-Based Award” or the “Award”). The Award is granted as a replacement for the performance-based award granted by Eli Lilly & Company ("Lilly") to the Grantee over Lilly shares of common stock that will be forfeited upon the completion of the spin-off of the Company from Lilly pursuant to that Performance Award Cancellation and Replacement Agreement dated January 1, 2019 between the Grantee, Lilly and the Company. Sixty percent of the number of shares of Elanco Common Stock (the “Shares”) (as set forth on the first page of this document), which represents the number of Shares that became eligible to vest based on the attainment level of the Lilly earnings per share performance conditions, as adjusted, and after giving effect to the conversion of Lilly common stock to Elanco Shares, shall vest in accordance with Section 2. The remaining forty percent of the number of Shares will vest based on the attainment of the Company's performance conditions, in whole or in part, for the Performance Period and the other vesting conditions set forth below under Section 2. The Grantee may view the number of Shares underlying the Award by logging on to the UBS Financial Services Inc. website at http://equity.elancodirect.com.

The Award is made pursuant to and subject to the terms and conditions set forth in the 2018 Elanco Stock Plan (the “Plan”) and to the terms and conditions set forth in this Performance-Based Award Agreement, including any appendices, exhibits and addenda hereto (the “Award Agreement”). Unless otherwise stated in the Plan where the terms in this Award Agreement may govern in the event of any conflict between the terms of the Plan and this Award Agreement, in the event of any such conflict, the terms of the Plan shall otherwise govern.

Any capitalized terms used but not defined in this Award Agreement shall have the meanings set forth in the Plan.
Section 2.     Vesting

a.	60% of the number of Shares shall vest at the close of business in Greenfield, Indiana, U.S.A. on the Service Vesting Date, provided the Grantee continues in Service through the Service Vesting Date.

b.
A number of Shares equal to 40% of the number of Shares that become eligible to vest based on the attainment of the performance conditions set forth on page 1 of this Award Agreement and in accordance with the following calculations shall vest at the close of business in Greenfield, Indiana, U.S.A. on the Service Vesting Date, provided the Grantee continues in Service through the Service Vesting Date;

i.
As soon as reasonably practicable following the end of the Performance Period applicable to the Company EBIT Goal, the Committee shall determine the number of Shares eligible to vest based on the Company's adjusted earnings before interest and taxes ascertained from the Company's audited consolidated financial statements for each fiscal year in the Performance Period in accordance with accounting principles currently applicable in the United States (“US GAAP”), adjusted to the extent deemed appropriate by the Committee for any unusual items deemed significant by the Committee (“EBIT”) for the Performance Period, the corresponding payout multiple and 40% of the number of Shares.

ii.
The actual EBIT for the Performance Period shall be ascertained from the Company's audited consolidated financial statements for the Performance Period in accordance with U.S. GAAP, adjusted to the extent deemed appropriate by the Committee for any unusual items deemed significant by the Committee.

iii.	The payout multiple corresponding to the EBIT (as shown on page 1 of this document) shall then be applied to 40% of the number of Shares.

iv.	The number of Shares eligible to vest with respect to 40% of this Performance-Based Award will be the number of Shares resulting from the calculation described in subsections (ii) and (iii) above.

c.
In the event the Grantee’s Service is terminated prior to the Service Vesting Date for any reason or in any circumstance other than a Qualifying Termination (as described below), the portion of the Award that has not yet vested in accordance with Section 2, 3 or 4 shall be forfeited.

Section 3.     Adjustments for Certain Employment Status Changes
Unless the Committee determines, in its sole discretion, that such adjustments are not advisable after consideration of employment laws in the country where the Grantee resides, the number of Shares shall be adjusted for changes in employment status during the Performance Period as follows:

a.
Leaves of Absence. The number of Shares eligible to vest shall be reduced proportionally for any portion of the total days in the Performance Period during which the Grantee is on an approved unpaid leave of absence longer than ninety (90) days.

b.
Demotions, Disciplinary Actions and Misconduct. The Committee may, in its sole discretion, cancel this Performance-Based Award or reduce the number of Shares eligible to vest, prorated according to time or other measure as determined appropriate by the Committee, if during any portion of the Performance Period the Grantee has been (i) subject to disciplinary action by the Company or (ii) determined to have committed a material violation of law or Company policy or to have failed to properly manage or monitor the conduct of an employee who has committed a material violation of law or Company policy whereby, in either case, such conduct causes significant harm to the Company, as determined in the sole discretion of the Company.

c.
Qualifying Termination. In the event the Grantee’s employment is subject to a Qualifying Termination (as defined below), a pro-rata portion of each vesting installment of the Award will vest (i) with respect to the first installment, on the date of the Qualifying Termination and (ii) with respect to the second installment, on the last day of the Performance Period, if the Qualifying Termination occurs prior to the last day of the Performance Period, and on the date of the Qualifying Termination, if the Qualifying Termination occurs following the last day of the Performance Period, but prior to the last day of the Service Vesting Date. The pro-rata portion will be calculated based on the ratio of (x) the number of full or partial months worked by the Grantee from the Grant Date to the Qualifying Termination to (y) the total number of months from the Grant Date to the scheduled vesting date.

For purposes of this Award Agreement, a “Qualifying Termination” means any one of the following:

(i)	retirement as a “retiree,” which is a person who is or was qualified as a retired employee under the Lilly Company Retirement Plan (as in effect on the Grant Date);

(ii)	the date the Grantee’s Service is terminated due to the Grantee’s death;

(iii)	the date the Grantee’s Service is terminated by reason of Disability;

(iv)	the date the Grantee’s Service is terminated due to a closing of a plant site or other corporate location;

(v)	the date the Grantee's Service is terminated due to the elimination of a work group, functional or business unit or other broadly applicable reduction in job positions; or

(vi)
the date the Grantee’s Service is terminated as a result of the Grantee’s failure to locate a position within the Company or an Affiliate following the placement of the Grantee on reallocation or medical reassignment in the United States.

The Committee, in its sole discretion, shall determine whether and when a Qualifying Termination has occurred and/or if a leave of absence or transfer of employment between the Company and an Affiliate or between Affiliates constitutes a termination of Service. Such determination shall be final and binding on the Grantee.

Section 4.    Change in Control
The provisions of Section 13.2 of the Plan apply to this Award with the following modifications:

a.
The only Change in Control event that shall result in a benefit under this Section 4 shall be the consummation of a merger, share exchange, or consolidation of the Company, as defined in Section 2.6(c) of the Plan (a “Transaction”).

b.
In the event that the Award is not converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction, then immediately prior to the Transaction, the Award shall accelerate and vest, with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.

c.
In the event that the Award is converted, assumed, substituted, continued or replaced by a successor or surviving corporation, or a parent or subsidiary thereof, in connection with a Transaction and the Grantee is subject to a Covered Termination (as defined below) prior to any applicable vesting date, the Award shall accelerate and vest automatically in full with the portion of the Award subject to Company performance vesting determined based on the target level of attainment.

For purposes of this provision, “Covered Termination” shall mean a Qualifying Termination, Grantee’s termination without Cause or the Grantee’s resignation for Good Reason. “Cause” and “Good Reason” shall have the meanings ascribed to them in the Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Employees or the Elanco Animal Health, Inc. 2018 Change in Control Severance Pay Plan for Select Employees (both as amended from time to time) or any successor plan or arrangement thereto, as applicable.

d.
If the Grantee is entitled to receive stock of the acquiring entity or successor to the Company as a result of the application of this Section 4, then references to Shares in this Award Agreement shall be read to mean stock of the successor or surviving corporation, or a parent or subsidiary thereof, as and when applicable.

Section 5.     Settlement

a.
Except as provided below, a vested Award shall be paid to the Grantee as soon as practicable, but in no event later than sixty (60) days following the vesting dates or vesting acceleration events contemplated under Section 2, 3 and 4 hereof.

b.
If the Award vests on the date of a Qualifying Termination pursuant to Section 3(c) or on the date of a Covered Termination pursuant to Section 4(c) and the Award is considered an item of nonqualified deferred compensation subject to Section 409A of the Code (“NQ Deferred Compensation”), the Award shall be paid within sixty (60) days following the date the Grantee experiences a “separation from service” within the meaning of Section 409A of the Code (a “409A Separation”) and (ii) if the Grantee is a “specified employee” within the meaning of Section 409A of the Code as of the date of the 409A Separation, the Award shall instead be paid on the earliest of (1) the first day following the six (6) month anniversary of the Grantee’s Section 409A Separation, (2) the date of a 409A CIC, (3) the date of the Grantee’s death and (4) the applicable date set forth in Section 2(a) or 2(b).

c.
If the Award vests pursuant to Section 4(b), the Award shall be paid to the Grantee immediately prior to the Transaction, provided that if the Award is considered an item NQ Deferred Compensation and the Transaction does not constitute a “change in control event,” within the meaning of the U.S. Treasury Regulations (a “409A CIC”), then the Award shall be paid in cash (calculated based on the value of the Shares established for the consideration to be paid to holders of Shares in the Transaction) on the earliest of the date that the Grantee experiences a Section 409A Separation (subject to any delay required pursuant to Section 5(b) if the Grantee is a specified employee as of the date of the 409A Separation), the date of the Grantee’s death and the applicable date set forth in Section 2(a) or 2(b) above.

d.
At the time of settlement provided in this Section 5, the Company shall issue or transfer Shares or the cash equivalent, as contemplated under Section 5(e) below, to the Grantee. In the event the Grantee is entitled to a fractional Share, the fraction may be paid in cash or rounded, in the Committee’s discretion.

e.
At any time prior to the end of the Performance Period or until the Award is paid in accordance with this Section 5, the Committee may, if it so elects, determine to pay part or all of the Award in cash in lieu of issuing or transferring Shares. The amount of cash shall be calculated based on the Fair Market Value of the Shares on the last day of the Performance Period in the case of payment pursuant to Section 5(a) and on the date of payment in the case of a payment pursuant to Section 5(c).

f.	In the event of the death of the Grantee, the payments described above shall be made to the successor of the Grantee.
Section 6.     Rights of the Grantee

a.
No Trust; Grantee’s Rights Unsecured. Neither this Performance-Based Award nor any action pursuant to or in accordance with this Performance-Based Award shall be construed to create a trust of any kind. The right of Grantee to receive payments of cash or Shares under this Performance-Based Award shall be an unsecured claim against the general assets of the Company

b.
No Shareholder Rights. The Performance-Based Award does not entitle the Grantee to any rights of a shareholder of the Company until such time as the Performance-Based Award is settled and Shares are issued or transferred to the Grantee.

Section 7.     Prohibition Against Transfer

The right of a Grantee to receive payments of Shares and/or cash under this Award may not be transferred except to a duly appointed guardian of the estate of the Grantee or to a successor of the Grantee by will or the applicable laws of descent and distribution and then only subject to the provisions of this Award Agreement. A Grantee may not assign, sell, pledge, or otherwise transfer Shares or cash to which he or she may be entitled hereunder prior to transfer or payment thereof to the Grantee, and any such attempted assignment, sale, pledge or transfer shall be void.
Section 8.     Responsibility for Taxes
Regardless of any action the Company and/or the Grantee’s employer (the “Employer”) takes with respect to any or all income tax (including federal, state, local and non-U.S. tax), social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Grantee’s participation in the Plan and legally applicable to the Grantee (“Tax Related Items”), the Grantee acknowledges that the ultimate liability for all Tax Related Items is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Grantee further acknowledges that the Company and the Employer (i) make no representations or undertakings regarding the treatment of any Tax Related Items in connection with any aspect of the Award, including the grant of the Performance-Based Award, the expiration of the Performance Period, the issuance of Shares, the transfer and issuance of Shares, the receipt of any cash pursuant to the Award, the receipt of any dividends and the sale of any Shares acquired pursuant to this Award; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate the Grantee’s liability for Tax Related Items or achieve any particular tax result. Furthermore, if the Grantee becomes subject to Tax Related Items in more than one jurisdiction, the Grantee acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax Related Items in more than one jurisdiction.
Prior to the applicable taxable or tax withholding event, as applicable, the Grantee shall pay, or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax Related Items.

a.
In the case of any cash payment made to the Grantee pursuant to this Award, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy any obligation for Tax-Related Items by withholding from the cash amount paid to the Grantee or from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer.

b.
If the Performance-Based Award is paid in Shares and the Grantee is not subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Grantee authorizes the Company and/or the Employer, or their respective agents, at their discretion, to (i) withhold from the Grantee’s wages or other cash compensation paid to the Grantee by the Company and/or the Employer, (ii) arrange for the sale of Shares to be issued pursuant to the Award (on the Grantee’s behalf and at the Grantee’s direction pursuant to this authorization or such other authorization as the Grantee may be required to provide to the Company or its designated broker in order for such sale to be effectuated) and withhold from the proceeds of such sale, and/or (iii) withhold in Shares otherwise issuable to the Grantee pursuant to this Award.

c.
If the Performance-Based Award is paid in Shares and the Grantee is subject to the short-swing profit rules of Section 16(b) of the Exchange Act, the Company will withhold in Shares otherwise issuable to the Grantee pursuant to this Award, unless the use of such withholding method is prevented by applicable law or has materially adverse accounting or tax consequences, in which case the withholding obligation for Tax-Related Items may be satisfied by one or a combination of the methods set forth in Section 8(b)(i) and (ii) above.

Depending on the withholding method, the Company and/or the Employer may withhold or account for Tax Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates, including maximum applicable rates, in which case the Grantee will receive a refund of any over-withheld amount in cash as soon as practicable and without interest and will not be entitled to the equivalent amount in Shares. If the obligation for Tax Related Items is satisfied by withholding Shares, for tax purposes, the Grantee will be deemed to have been issued the full number of Shares to which he or she is entitled pursuant to the Performance-Based Award, notwithstanding that a number of Shares are withheld to satisfy the obligation for Tax Related Items.

The Company may require Grantee to pay the Company and/or the Employer any amount of Tax Related Items that the Company and/or the Employer may be required to withhold or account for as a result of any aspect of this Award that cannot be satisfied by the means previously described. The Company may refuse to deliver Shares or any cash payment to the Grantee if the Grantee fails to comply with the Grantee’s obligation in connection with the Tax Related Items as described in this Section 8.
Section 9.     Section 409A Compliance
To the extent applicable, it is intended that this Performance-Based Award comply with the requirements of Section 409A of the U.S. Internal Revenue Code of 1985, as amended and the Treasury Regulations and other guidance issued thereunder (“Section 409A”) and this Award shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A.
Section 10.     Nature of Grant
In accepting this Performance-Based Award, the Grantee acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, as provided in the Plan;

b.
the Performance-Based Award is voluntary and occasional and does not create any contractual or other right to receive future Awards, or benefits in lieu thereof, even if Awards have been granted in the past;

c.	all decisions with respect to future grants of Awards or other grants, if any, will be at the sole discretion of the Company;

d.	the Grantee’s participation in the Plan is voluntary;

e.	the Performance-Based Award and any Shares subject to the Award are not intended to replace any pension rights or compensation;

f.
the Award and any Shares subject to the Award, and the income from and value of same, are not part of normal or expected compensation for any purpose, including but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, holiday pay, leave pay, pension or welfare or retirement benefits or similar mandatory payments;

g.	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

h.
no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Grantee ceasing to provide employment or other services to the Company or the Employer (for any reason whatsoever and whether or not later found to be invalid or in breach of local labor laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any);

i.
for purposes of the Award, the Grantee’s employment will be considered terminated as of the date he or she is no longer actively providing services to the Company or an Affiliate and the Grantee’s right, if any, to earn and be paid any portion of the Award, after such termination of employment or services (regardless of the reason for such termination and whether or not such termination is later found to be invalid or in breach of employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any) will be measured by the date the Grantee ceases to actively provide services and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where the Grantee is employed or the terms of the Grantee's employment agreement, if any); the Committee shall have the exclusive discretion to determine when the Grantee is no longer actively providing services for purposes of the Award (including whether the Grantee may still be considered to be actively providing services while on a leave of absence);

j.
unless otherwise provided in the Plan or by the Committee in its discretion, the Award and the benefits evidenced by this Award Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

k.
neither the Company, the Employer nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Award or any amounts due to the Grantee pursuant to the settlement of the Award or the subsequent sale of any Shares acquired upon settlement.

Section 11.     Data Privacy

a.
Data Collection and Usage. The Company and the Employer may collect, process and use certain personal information about the Grantee, and persons closely associated with the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, email address, date of birth, social insurance number, passport or other identification number (e.g., resident registration number), salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Awards or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor (“Data”), for the purposes of implementing, administering and managing the Plan. The legal basis, where required, for the processing of Data is the Grantee’s consent. Where required under Applicable Law, Data may also be disclosed to certain securities or other regulatory authorities where the Company’s securities are listed or traded or regulatory filings are made and the legal basis, where required, for such disclosure are the Applicable Laws.

b.
Stock Plan Administration Service Providers. The Company transfers Data to UBS Financial Services Inc. and/or its affiliated companies (“UBS”), an independent service provider, which is assisting the Company with the implementation, administration and management of the Plan. In the future, the Company may select a different service provider and share Data with such other provider serving in a similar manner. The Grantee may be asked to agree on separate terms and data processing practices with the service provider, with such agreement being a condition to the ability to participate in the Plan.

c.
International Data Transfers. The Company and its service providers are based in the United States. The Grantee’s country or jurisdiction may have different data privacy laws and protections than the United States. For example, the European Commission has issued a limited adequacy finding with respect to the United States that applies only to the extent companies register for the EU-U.S. Privacy Shield program, which is open to companies subject to Federal Trade Commission jurisdiction and in which the Company participates with respect to employee data. The Company’s legal basis, where required, for the transfer of Data is the Grantee’s consent.

d.
Data Retention. The Company will hold and use the Data only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan, or as required to comply with legal or regulatory obligations, including under tax and security laws.

e.
Data Subject Rights. The Grantee understands that data subject rights regarding the processing of Data vary depending on applicable law and that, depending on where the Grantee is based and subject to the conditions set out in such applicable law, the Grantee may have, without limitation, the right to (i) inquire whether and what kind of Data the Company holds about the Grantee and how it is processed, and to access or request copies of such Data, (ii) request the correction or supplementation of Data about the Grantee that is inaccurate, incomplete or out-of-date in light of the purposes underlying the processing, (iii) obtain the erasure of Data no longer necessary for the purposes underlying the processing, (iv) request the Company to restrict the processing of the Grantee’s Data in certain situations where the Grantee feels its processing is inappropriate, (v) object, in certain circumstances, to the processing of Data for legitimate interests, and to (vi) request portability of the Grantee’s Data that the Grantee has actively or passively provided to the Company or the Employer (which does not include data derived or inferred from the collected data), where the processing of such Data is based on consent or the Grantee’s employment and is carried out by automated means. In case of concerns, the Grantee understands that he or she may also have the right to lodge a complaint with the competent local data protection authority. Further, to receive clarification of, or to exercise any of, the Grantee’s rights, the Grantee understands that he or she should contact his or her local human resources representative.

f.
Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Grantee is providing the consents herein on a purely voluntary basis. If the Grantee does not consent, or if the Grantee later seeks to revoke the Grantee’s consent, the Grantee’s salary from or employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Grantee’s consent is that the Company would not be able to grant this Award or other awards to the Grantee or administer or maintain such awards.

g.
Declaration of Consent. By accepting the Award and indicating consent via the Company’s online acceptance procedure, the Grantee is declaring that he or she agrees with the data processing practices described herein and consents to the collection, processing and use of Data by the Company and the transfer of Data to the recipients mentioned above, including recipients located in countries which do not adduce an adequate level of protection from a European (or other non-U.S.) data protection law perspective, for the purposes described above.

Section 12. Additional Terms and Conditions

a.
Country-Specific Conditions. The Award shall be subject to any special terms and conditions set forth in any Appendix to this Award Agreement for the Grantee’s country. Moreover, if the Grantee relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to the Grantee, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Award Agreement.

b.
Insider Trading / Market Abuse Laws. The Grantee may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, including but not limited to the United States and the Grantee’s country of residence, which may affect the Grantee’s ability to directly or indirectly, for the Grantee or for a third party, acquire or sell, or attempt to sell, or otherwise dispose of Shares or rights to acquire Shares (e.g., the Performance-Based Award) under the Plan during such times as the Grantee is considered to have “inside information” regarding the Company (as determined under the laws or regulations in the applicable jurisdictions). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Grantee acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Grantee should consult with his or her personal legal advisor on this matter.

c.
Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Grantee to execute any additional agreements or undertakings that may be necessary to accomplish the foregoing. Without limitation to the foregoing, the Grantee agrees that the Award and any benefits or proceeds the Grantee may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required to comply with any requirements imposed under Applicable Laws or any compensation recovery policy of the Company that reflects the provisions of Applicable Laws.

Section 13. Miscellaneous Provisions

a.
Notices and Electronic Delivery and Participation. Any notice to be given by the Grantee or successor Grantee shall be in writing, and any notice or payment shall be deemed to have been given or made only upon receipt thereof by the Corporate Secretary of the Company at the Elanco Animal Health Global Headquarters, Greenfield, Indiana 46140, U.S.A. Any notice or communication by the Company in writing shall be deemed to have been given in the case of the Grantee if mailed or delivered to the Grantee at any address specified in writing to the Company by the Grantee and, in the case of any successor Grantee, at the address specified in writing to the Company by the successor Grantee. In addition, the Company may, in its sole discretion, decide to deliver any documents related to the Award and participation in the Plan by electronic means or request the Grantee’s consent to participate in the Plan by electronic means. By accepting this Award, the Grantee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

b.
Language. Grantee acknowledges that he or she is proficient in the English language, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Grantee to understand the terms and conditions of this Award Agreement. If the Grantee has received this Award Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different from the English version, the English version will control.

c.
Waiver. The waiver by the Company of any provision of this instrument at any time or for any purpose shall not operate as or be construed to be a waiver of that provision or any other provision of this instrument at any subsequent time or for any other purpose.

d.
Severability and Section Headings. If one or more of the provisions of this instrument shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this instrument to be construed so as to foster the intent of this Award and the Plan. The section headings in this instrument are for convenience of reference only and shall not be deemed a part of, or germane to, the interpretation or construction of this instrument.

e.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Grantee’s participation in the Plan or the Grantee’s acquisition or sale of the underlying Shares. The Grantee should consult with his or her own personal tax, legal and financial advisors regarding the Grantee’s participation in the Plan before taking any action related to the Plan.

Section 14.     Governing Law and Choice of Venue
The validity and construction of this Performance-Based Award shall be governed by the laws of the State of Indiana, U.S.A. without regard to laws that might cause other law to govern under applicable principles of conflict of laws. For purposes of litigating any dispute that arises under this Performance-Based Award, the parties hereby submit to and consent to the jurisdiction of the State of Indiana, and agree that such litigation shall be conducted in the courts of Marion County, Indiana, or the federal courts for the United States for the Southern District of Indiana, and no other courts, where this e Award is granted and/or to be performed.
Section 15.     Award Subject to Acknowledgement of Acceptance

Notwithstanding any provisions of this Award Agreement, the Award is subject to acknowledgement of acceptance by the Grantee on or prior to 4:00 PM (EDT) on the 60th day after the Grant Date, through the website of UBS, the Company’s stock plan administrator. If the Grantee does not acknowledge acceptance of the Award prior to 4:00 PM (EDT) on or prior to the 60th day after the Grant Date, the Award will be cancelled, subject to the Committee’s discretion for unforeseen circumstances.

IN WITNESS WHEREOF, the Company has caused this Award to be executed and granted in Greenfield, Indiana, by its proper officer.

ELANCO ANIMAL HEALTH INCORPORATED

By:________________________

6704559-v6\GESDMS